                                                                   EXHIBIT 11.1

                             PYRAMID BREWERIES INC.

                         EARNINGS PER SHARE COMPUTATION

                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------
                                            1996           1995            1994
                                            ----           ----            ----
                                                       (PRO FORMA)     (PRO FORMA)
Income Before Income Taxes..........    $3,742,465      $5,786,121      $3,385,089
Plus Interest Expense...............           -           272,501          59,241
                                        ----------      ----------      ----------
Income Before Income Taxes..........     3,742,465      6,058,622(1)    3,444,330(1)
Income Tax Provision................     1,050,817      2,294,892(1)    1,202,071(1)
                                        ----------      ----------      ----------
Net Income for EPS Calculation......    $2,691,648      $3,763,730      $2,242,259
                                        ==========      ==========      ==========

Weighted average common shares
  outstanding.......................     8,200,224       6,298,630       6,200,000

Pro Forma shares issued to retire
  debt and repay stockholder
  notes.............................           -           524,349(2)      446,409(2)
                                        ----------      ----------      ----------
Shares Outstanding..................     8,204,656       6,882,979       6,646,409
                                        ==========      ==========      ==========
Earnings per Share..................    $      .33      $     0.55      $     0.34
                                        ==========      ==========      ==========

____________________

(1) Pro forma net income represents the Company's reported income before income taxes, plus interest expense, less a pro forma income tax provision that would have been applicable had the Company been taxed as a C corporation. The Company had elected to be treated as an S corporation from January 1, 1993 until prior to the closing date of the Offering and, as a result, has not been subject to federal and certain state income taxes.

(2) Pro forma shares issued to retire debt and repay stockholder notes represents the number of shares of Common Stock which would be required to be sold to repay the $6.0 million notes issued by the Company to its stockholders in payment of a dividend representing the distribution of retained S corporation earnings and retire outstanding debt.